UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-23387

                                 TELIGENT, INC.
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             (Exact name of registrant as specified in its charter)

     460 Herndon Parkway, Suite 100, Herndon, Virginia 20170 (703) 326-4400
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                          11 1/2 % Senior Notes due 2007
                     11 1/2 % Senior Discount Notes due 2008
                 Common Stock, Class A, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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                         (Title of all other classes of
                           securities for which a duty
                              to file reports under
                             Section 13(a) or 15(d)
                                    remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied uponto terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i) [X]    Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii)[ ]    Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i) [ ]    Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii [ ]    Rule 12h-3(b)(2)(ii) [ ]
               Rule 15d-6          [ ]

     Approximate number of holders of record as of the certificate or notice date: 31

     Pursuant to the requirements of the Securities Exchange Act of 1934, Teligent, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     September 16, 2002            By:  /s/ James V. Continenza
                                             -----------------------
                                             James V. Continenza
                                             Chief Executive Officer
                                                 And President